Exhibit 99.1

Hiland Partners Expands Commodity Hedging Portfolio

Enid, Okla., May 29 /PRNewswire-FirstCall/ — On May 27, 2008, Hiland Partners, LP (Nasdaq: HLND), supplemented its commodity risk management portfolio through the entry into an additional swap agreement as follows:

Description and Production Period	Volume	Fixed Price
	(MMBtu)	(per MMBtu)
Natural Gas - Sold Fixed for Floating Price Swaps

January 2010 - December 2010	2,136,000	$10.50

About the Hiland Companies

Hiland Partners, LP is a publicly traded midstream energy partnership engaged in gathering, compressing, dehydrating, treating, processing and marketing natural gas, and fractionating, or separating, natural gas liquids, or NGLs. The Partnership also provides air compression and water injection services for use in oil and gas secondary recovery operations. The Partnership’s operations are primarily located in the Mid-Continent and Rocky Mountain regions of the United States. Hiland Partners, LP’s midstream assets consist of fourteen natural gas gathering systems with approximately 2,030 miles of gathering pipelines, five natural gas processing plants, seven natural gas treating facilities and three NGL fractionation facilities. The Partnership’s compression assets consist of two air compression facilities and a water injection plant.

Hiland Holdings GP, LP owns the two percent general partner interest, 2,321,471 common units and 3,060,000 subordinated units in Hiland Partners, LP, and the incentive distribution rights of Hiland Partners, LP.

The information contained in this press release is available on the Partnership’s website at http://www.hilandpartners.com.

Source: Hiland Partners, LP